EXHIBIT 99.1

FOR:              STAGE STORES, INC.

APPROVED BY:      James A. Marcum
                  Executive Vice President,
                  Chief Financial Officer
                  Stage Stores, Inc.
                  (800) 579-2302

CONTACT:          Naomi Rosenfeld/Valerie Martinez
                  Media Contact:
                  Stacy Berns/Jeff Siegel
                  Morgen-Walke Associates
                  (212) 850-5600

FOR IMMEDIATE RELEASE

                  STAGE STORES, INC. ANNOUNCES RESIGNATION OF
                          CHIEF MERCHANDISING OFFICER

      HOUSTON, TX, May 21, 1997--Stage Stores, Inc. (Nasdaq: STGE) today announced that Mark Shulman, Director, Executive Vice President, and Chief Merchandising Officer has tendered his resignation. He will assume the positions of President and Chief Executive Officer of Younkers, a division of Proffitts's Inc., headquartered in Des Moines, Iowa. Mr. Shulman has been Chief Merchandising Officer of Stage Stores since he joined the Company in January 1994 and was appointed Director in January 1997.

      Carl Tooker, Chairman, President and Chief Executive Officer of Stage Stores, Inc. commented, "Under Mark's leadership, we have built a solid merchandising division that I am confident will continue to achieve our growth and expansion goals. We thank Mark for his invaluable contributions over the last three years and wish him well with his new endeavor."

      Mark Shulman stated, "My decision to resign from Stage Stores was a difficult and emotional one to make. I believe Stage is a rapidly growing retailer with a promising future, and I will greatly miss my many colleagues and friends at the Company. However, the opportunity presented by Younkers was too great of a challenge for me not to accept."

      Stage Stores, Inc. is in the process of searching for a Chief Merchandising Officer to replace Mr. Shulman and expects to be able to name a replacement in the near future. His seat on the Board of Directors will remain vacant until a successor Director is found.

      Stage Stores, Inc. operates 327 department stores in 20 states across the central United States under the names Stage, Bealls and Palais Royal. Located primarily in small towns and communities, the stores emphasize brand names in men's, women's and children's apparel, footwear and accessories.

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